Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of February 21, 2014, by and among Ferro Corporation (the “Company”), FrontFour Master Fund, Ltd. and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates (collectively, “FrontFour”) and Quinpario Partners, LLC and the entities and natural persons listed on Exhibit B hereto and their respective Affiliates (collectively, “Quinpario,” and with FrontFour, the “FrontFour Group,” and each a “Group Member”) (each of the Company, the FrontFour Group and any Group Member, a “Party” to this Agreement and collectively, the “Parties”).

RECITALS

WHEREAS, FrontFour may be deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, One Million Five Hundred Twenty-One Thousand Eight Hundred Ninety-Seven (1,521,897) shares of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Quinpario may be deemed to beneficially own shares of Common Stock totaling, in the aggregate, Seven Hundred Eight Thousand Eight Hundred (708,800) shares of the Common Stock issued and outstanding on the date hereof;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Matters; Board Appointments; 2014 Annual Meeting.

(a) The Company agrees to take all necessary actions to nominate Richard J. Hipple (“Hipple”), Gregory E. Hyland (“Hyland”) and William B. Lawrence (“Lawrence” and, collectively with Hipple and Hyland, the “Agreed Slate”) to be elected as directors at the Company’s 2014 annual meeting of shareholders (the “2014 Annual Meeting”), which actions shall include without limitation timely creating and mailing solicitation materials and proxy cards reflecting the Agreed Slate and hiring a proxy solicitor. In connection with these matters, (i) if elected, Lawrence will step down as Chairman of the Board effective as of the organizational meeting of the Board immediately following the 2014 Annual Meeting (the “Organizational Meeting”), (ii) Peter T. Thomas shall be appointed Chairman of the Board at the Organizational Meeting, (iii) if elected, Hyland shall be appointed as Lead Director and as the Chair of the Board’s Governance & Nomination Committee at the Organizational Meeting, and (iv) if elected, Lawrence will follow the Company’s Corporate Governance Principles regarding retirement which provide that “a Director is expected to retire from the Board at the annual meeting following his or her 70th birthday” and as a result will not stand for re-election at the Company’s 2015 annual meeting of shareholders (the “2015 Annual Meeting”).

(b) Upon the execution of this Agreement, the FrontFour Group hereby agrees not to (i) nominate any person for election at the 2014 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2014 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2014 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates to do any of the items in this Section 1(b). The FrontFour Group shall not publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1(b).

(c) The Company agrees that it will recommend, support and solicit proxies for the election of the Agreed Slate at the 2014 Annual Meeting.

(d) At the 2014 Annual Meeting, the FrontFour Group agrees to appear in person or by proxy and vote all shares of Common Stock beneficially owned or controlled by it (i) in favor of the election of the Agreed Slate (ratably with respect to all nominees), (ii) in favor of the Company’s “say-on-pay” proposal, (iii) for the Company’s proposal to amend the Company’s Code of Regulations (the “Regulations”) to lower (A) the voting standard needed to fix or change the number of directors from a majority of all Company shares outstanding to a majority of the shares represented in person or by proxy at the applicable shareholder meeting and (B) the shareholder participation needed to amend the Regulations by written consent from two-thirds of all Company shares outstanding to a simple majority of all Company shares outstanding, (iv) for the Company’s conditional proposal to amend the Regulations to phase in the declassification of the Board and provide for the annual election of directors beginning with those directors to be elected at the 2014 Annual Meeting, which proposal will be conditional on the adoption of proposal (v) of this Section 1(d), and (v) for the Company’s conditional proposal to amend the Company’s Eleventh Amended Articles of Incorporation to eliminate cumulative voting in the election of directors beginning with the election of directors at the 2014 Annual Meeting, which proposal will be conditional on the adoption of proposal (iv) of this Section 1(d). The Company agrees to hire a proxy solicitor to actively solicit votes and to take such other steps as are customarily taken by the Company in a non-contested election to obtain shareholder approval of each of the foregoing proposals at the 2014 Annual Meeting.

(e) The FrontFour Group agrees that it will cause each of its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

2. Standstill Provisions.

(a) The FrontFour Group agrees that, from the date of this Agreement until the earlier of (i) the date that is fifteen business days prior to the deadline for the submission of shareholder nominations for the 2015 Annual Meeting pursuant to the Company’s Code of Regulations or (ii) December 31, 2014 (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A and Exhibit B, but does not include any other entities or persons not identified on Exhibit A or Exhibit B as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of either FrontFour or Quinpario to join its respective “group” following the execution of this Agreement, so long as any such Affiliate or Associate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of the FrontFour Group and otherwise in accordance with this Agreement;

(iv) seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(v) (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving either or both of the FrontFour Group and the Company, or encourage, initiate or support any third party in any such activity, or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Company’s Board of Directors (the “Board”);

(vi) seek, alone or in concert with others, additional representation on the Board, beyond such representation as the FrontFour Group enjoys as of the date of this Agreement;

(vii) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 or Section 2(a), each member of the FrontFour Group shall be entitled to disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor; provided that, as applicable, all such activity is in compliance with the requirements of this Agreement.

(c) Notwithstanding any other provision of this Agreement, each of David A. Lorber (“Lorber”) and Jeffry N. Quinn (“Quinn”), acting solely in his capacity as a director, shall be entitled to publicly disclose his views as a director if he disagrees with a publicly announced position or decision of the Board in response to any unsolicited proposal from a third party, or a proposal by the Company, with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company; provided, however, that any such public disclosure shall consist solely of the fact that the director disagreed with such position or decision and the basis for such disagreement; provided, further, that in connection with any such public statement, no director shall be permitted to disclose any information that is confidential, subject to the attorney-client privilege or otherwise is material and non-public and in no event may either Lorber or Quinn make any public disclosure that is inconsistent with his fiduciary duties.

3. Representations and Warranties of the Company.

The Company represents and warrants to the FrontFour Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4. Representations and Warranties of the FrontFour Group.

The FrontFour Group jointly and severally represents and warrants to the Company that (a) the authorized signatory of each respective Group Member set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by each Group Member, and is a valid and binding obligation of each such Group Member, enforceable against each respective Group Member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of each respective Group Member as currently in effect, (d) the execution, delivery and performance of this

Agreement by each Group Member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Group Member, (ii) violate or conflict with any agreement, arrangement or understanding among the FrontFour Group, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) as of the date of this Agreement, (i) Quinpario may be deemed to beneficially own in the aggregate Seven Hundred Eight Thousand Eight Hundred (708,800) shares of Common Stock, (ii) FrontFour may be deemed to beneficially own in the aggregate One Million Five Hundred Twenty-One Thousand Eight Hundred Ninety-Seven (1,521,897) shares of Common Stock, and (iii) no Group Member or Associate or Associate of any Group Member currently has, nor currently has any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5. FrontFour Group Representatives.

In the event that the FrontFour Group is required or permitted to take action under this Agreement, the FrontFour Group appoints each of Lorber on behalf of FrontFour Capital Group LLC and Quinn on behalf of Quinpario Partners LLC as its representatives (the “Representatives”) and any decision, action or instruction by such Representatives shall be final and binding upon the FrontFour Group and the Company may rely on such decision; provided, however, that in the event the decision, action or instruction of the Representatives is not unanimous, the Company may disregard the FrontFour Group’s decision, action or instruction without liability.

6. Publicity.

Neither the Company nor any Group Member shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Parties, except as may be required by applicable law.

7. Specific Performance.

Each of the Group Members, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the FrontFour Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is the exclusive remedy for any violation of this Agreement.

8. Expenses.

The Company shall promptly reimburse the FrontFour Group for their collective reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2014 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $50,000 in the aggregate to the FrontFour Group as a whole.

9. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

10. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Ferro Corporation 6060 Parkland Boulevard Mayfield Heights, OH 44124 Attention: Peter T. Thomas Telephone: (216) 641-8580 Facsimile: (216) 875-7266

with a copy (which shall not constitute notice) to:

Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114-1190 Attention: Lyle G. Ganske, Esq. Telephone: (216) 586-7264 Facsimile: (216) 579-0212

If to the FrontFour Group or any member thereof:

FrontFour Master Fund, Ltd. c/o FrontFour Capital Group LLC 35 Mason Street, 4th Floor Greenwich, CT 06830 Attention: David A. Lorber Telephone: (203) 274-9052 Facsimile: (203) 274-9045

Quinpario Partners LLC 12935 N. Forty Drive, Suite 201 St. Louis, MO 63141 Attention: Jeffry N. Quinn Telephone: (314) 548-6200 Facsimile: (775) 206-7966

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Steve Wolosky, Esq. Telephone: (212) 451-2333 Facsimile: (212) 451-2222

11. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state courts located in Cuyahoga County, Ohio and any state appellate court therefrom within the State of Ohio (or if any state court declines to accept jurisdiction over a particular matter, the United States District Court for the Northern District of Ohio). Each of the

Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto and the Parties acknowledge and agree that this Agreement supersedes in all respects that certain Agreement, dated May 8, 2013, by and among the Parties (the “Prior Agreement”), other than Sections 1(h), 1(i) and 1(j) of the Prior Agreement (collectively, the “Surviving Provisions”), and that the Prior Agreement, other than the Surviving Provisions thereof, shall as of the date hereof have no further force and effect. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the FrontFour Group, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of FrontFour to agree to be listed on Exhibit A or an Affiliate of Quinpario to agree to be listed on Exhibit B and be bound by the terms and conditions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the FrontFour Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the FrontFour Group. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

14. Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the Company, on the one hand, or the FrontFour Group, on the other hand, or any of such Party’s agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 14, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

FERRO CORPORATION

By:	/s/ Peter T. Thomas
Name:	Peter T. Thomas
Title:	Chief Executive Officer

FRONTFOUR MASTER FUND, LTD.

By:	FrontFour Capital Group LLC as Investment Manager

By:	/s/ Stephen E. Loukas
	Name:	Stephen E. Loukas
	Title:	Authorized Signatory

FRONTFOUR CAPITAL GROUP LLC

By:	/s/ Stephen E. Loukas
	Name:	Stephen E. Loukas
	Title:	Authorized Signatory

FRONTFOUR OPPORTUNITY FUND

By:	FrontFour Capital Corp. as Investment Manager

By:	/s/ Stephen E. Loukas
	Name:	Stephen E. Loukas
	Title:	Authorized Signatory

FRONTFOUR CAPITAL CORP.

By:	/s/ Stephen E. Loukas
	Name:	Stephen E. Loukas
	Title:	Authorized Signatory

EVENT DRIVEN PORTFOLIO

By:	/s/ Stephen E. Loukas
	Name:	Stephen E. Loukas
	Title:	Authorized Signatory

QUINPARIO PARTNERS LLC

By:	/s/ Jeffry N. Quinn
	Name:	Jeffry N. Quinn
	Title:	Chief Executive Officer

EXHIBIT A

FrontFour

FRONTFOUR MASTER FUND, LTD.

FRONTFOUR CAPITAL GROUP LLC

FRONTFOUR CAPITAL CORP.

FRONTFOUR OPPORTUNITY FUND LTD.

EVENT DRIVEN PORTFOLIO, a series of Underlying Funds Trust

STEPHEN LOUKAS

DAVID A. LORBER

ZACHARY GEORGE

EXHIBIT B

Quinpario

QUINPARIO PARTNERS LLC

JEFFRY N. QUINN